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                                                                    Exhibit 12.1

                   STATEMENT REGARDING COMPUTATION OF RATIOS

                       1996 Income
                           Loss        1Q97        2Q97        3Q97       4Q97        1997
                           ----        ----        ----        ----       ----        ----
Income (Loss)           $(405,301)  $(389,601)  $(768,366)  $(440,555)  $ 31,669  $(1,566,853)

Plus fixed charges
interest on debt             -            135       3,562      22,314    102,060      128,070

Amortization of
deferred finance
charges                      -           -           -           -          -            -

Estimated interest
component of
rental expenses              -           -          4,173      52,836     52,834      109,843
                        ---------   ---------   ---------   ---------   --------  -----------

Numerator               $(405,301)  $(389,466)  $(760,631)  $(365,405)   186,563  $(1,328,941)

Divided by fixed
charges                      -            135       7,735      75,150    154,894      237,913

Ratio of earnings
to fixed charges             -           -           -           -          1.20         -